CALCULATION OF FEES TABLE
FORM 424(b)(5)
ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(r) and Other (1)	21,275,000	(2)	16.36	(1)	348,059,000.00	0.00015310	53,287.83	N/A	N/A	N/A	N/A
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts:							348,059,000.00		53,287.83
	Total Fees Previously Paid:									—
	Total Fee Offsets:									—
	Net Fee Due:									53,287.83

(1)Calculated pursuant to Rule 457(c) and Rule 457(r) under the Securities Act, based upon the average of the high and low price per share of the common stock of the registrant as reported on the New York Stock Exchange on July 31, 2025.
(2)Represents shares of common stock that may be offered and sold by the registrant and includes 2,775,000 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the registrant.